Exhibit 99.1
September 18, 2009
FAIRFAX TO COMMENCE TENDER OFFER FOR MINORITY STAKE IN ODYSSEY RE
FOR $65 PER SHARE IN CASH
ODYSSEY RE BOARD OF DIRECTORS UNANIMOUSLY RESOLVES TO RECOMMEND THAT MINORITY
STOCKHOLDERS TENDER THEIR SHARES TO FAIRFAX’S OFFER
(Note: All dollar amounts in this press release are expressed in U.S. dollars.)
Fairfax Financial Holdings Limited (TSX and NYSE: FFH) and Odyssey Re Holdings Corp. (NYSE: ORH) announced today that they have signed a merger agreement pursuant to which Fairfax will, as soon as practicable, commence a tender offer to acquire all of the outstanding shares of common stock of Odyssey Re that Fairfax does not currently own for $65 in cash per share, representing total cash consideration of approximately $1.0 billion. The Board of Directors of Odyssey Re, following the recommendation of the Special Committee of Independent Directors of its Board formed to review Fairfax’s proposal, has unanimously resolved to recommend that Odyssey Re’s minority stockholders tender their shares in the Fairfax offer. Marshfield Associates, Inc., which currently has management and control over approximately 2.7 million shares representing the largest block held by Odyssey Re’s minority stockholders, has agreed to tender the shares over which it has control to Fairfax’s $65 per share offer.
The price of $65 per share in cash represents a 29.8% premium over the closing price on September 4, 2009 (the date on which Fairfax publicly announced that it was proposing to acquire all outstanding shares of common stock of Odyssey Re that Fairfax does not currently own) and a 33.4% premium over the 30-day average closing price for the period ending on September 4, 2009. Based on Odyssey Re’s initial public offering price of $18.00 per share in June 2001, the purchase price represents a compounded annual return of 17.3% through the date of the merger agreement.
Prem Watsa, Chairman and CEO of Fairfax, said: “We believe that our increased offer price of $65 per share, which is well above any price at which Odyssey Re shares have ever traded, represents a very attractive price for Odyssey Re’s minority stockholders. We are very gratified that we have the recommendation of Odyssey Re’s Special Committee and look forward to working together to complete the transaction.” Mr. Watsa added, “Following the successful completion of our offer, there will be no changes in Odyssey Re’s strategic or operating philosophy; under the excellent leadership of Andy Barnard, President and CEO, Odyssey Re will continue to operate its business exactly as it has always been run.”
Andy Barnard, President and CEO of Odyssey Re said, “We look forward to business as usual and continuing with our vision of independent growth of our insurance and reinsurance platforms with the ongoing support of Fairfax.”
“The Special Committee of Independent Directors is very pleased to have negotiated a transaction with Fairfax that we believe is highly attractive and in the best interests of the minority stockholders,” said Patrick Kenny, Chairman of the Special Committee of Odyssey Re. “I would like to thank the other members of the Special Committee for their extensive commitment and effective representation of Odyssey Re’s minority stockholders, and also to thank our financial and legal advisors.”
As soon as is practicable Fairfax, through a wholly-owned subsidiary, will commence a tender offer for all of the outstanding shares of common stock of Odyssey Re that Fairfax does not currently own, for $65 per share in cash. In addition to customary conditions, the offer will be irrevocably subject to there having been validly tendered and not withdrawn a majority of the outstanding Odyssey Re shares that are held by stockholders that are not affiliated with Odyssey Re (including Fairfax and its subsidiaries and the directors and executive officers of each of Odyssey Re and Fairfax). The offer will not be subject to a financing condition. Promptly following the offer, Fairfax will consummate a second-step merger in accordance with the merger agreement pursuant to which, subject to limited exceptions, non-tendering holders of Odyssey Re common stock would be entitled to receive the price per share paid by Fairfax in the offer. Following the purchase of shares in the tender offer and subsequent merger, Odyssey Re would become an indirect subsidiary of Fairfax.
Fairfax intends to use the $983.0 million net proceeds from its previously completed public offering of its subordinate voting shares, together with available cash on hand, to fully fund the tender offer and subsequent merger. Following the successful completion of the tender offer and subsequent merger, Fairfax expects to continue to have in excess of $1 billion in cash and marketable securities at the holding company level.
BofA Merrill Lynch will be the Dealer Manager for the tender offer. BofA Merrill Lynch is also serving as Fairfax’s financial advisor, and Shearman & Sterling LLP and Torys LLP are serving as Fairfax’s legal counsel.
Sandler O’Neill & Partners, L.P. is serving as the Odyssey Re Special Committee’s financial advisor and Simpson Thacher & Bartlett LLP is serving as that committee’s legal counsel.
About Fairfax
Fairfax Financial Holdings Limited is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance and investment management.
About Odyssey Re
Odyssey Re Holdings Corp. is a leading worldwide underwriter of property and casualty treaty and facultative reinsurance, as well as specialty insurance. Odyssey Re operates through its subsidiaries, Odyssey America Reinsurance Corporation, Hudson Insurance Company, Hudson Specialty Insurance Company, Clearwater Insurance Company, Newline Underwriting Management Limited, Newline Asia Services Pte. Ltd., and Newline Insurance Company Limited. The Company underwrites through offices in the United States, London, Paris, Singapore, Toronto and Mexico City. Odyssey Re Holdings Corp. is listed on the New York Stock Exchange under the symbol “ORH”.
Important Information
This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Odyssey Re common stock. Odyssey Re stockholders are advised to read the Tender Offer Statement on Schedule TO, the Offer to Purchase, Odyssey Re’s Solicitation/Recommendation Statement on Schedule 14D-9 and other documents relating to the tender offer that will be filed with the SEC and securities regulatory authorities in Canada because they will contain important information. Anyone may obtain copies of these documents when available for free at the SEC’s website at www.sec.gov and at the Canadian Securities Administrators’ website at www.sedar.com, or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at 1-888-750-5834.
This press release includes certain forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Fairfax or Odyssey Re to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the possibility that the Fairfax offer could be withdrawn or not consummated, the outcome of any legal proceedings that may be instituted against Odyssey Re and/or others relating to the proposed transaction, the effect of the announcement on Odyssey Re’s customer relationships, operating results and business generally. Such factors also include, but are not limited to, the risks and uncertainties described in Fairfax’s most recently issued Annual Report, which is available at www.fairfax.ca, in Fairfax’s Base Shelf Prospectus (under “Risk Factors”) filed with the SEC and securities regulatory authorities in Canada, which is available at www.sec.gov and www.sedar.com, and in Odyssey Re’s filings including its Annual Report on Form 10-K for the year ended December 31, 2008, which have been filed with the SEC and securities regulatory authorities in Canada and are available at www.sec.gov and www.sedar.com. Fairfax and Odyssey Re disclaim any intention or obligation to update or revise any forward-looking statements, except as required by law.

For further information contact:	Greg Taylor, Fairfax Chief Financial Officer, at (416) 367-4941

Media Contact: Paul Rivett, Fairfax Chief Legal Officer,

at (416) 367-4941

For further information contact:	R. Scott Donovan, Chief Financial Officer of Odyssey Re at (203) 977-0199.